Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	October 29, 2014 For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

THIRD QUARTER 2014 RESULTS

SAN JOSE, Calif.  —  California Water Service Group (NYSE: CWT) today announced net income of $33.7 million or $0.70 per diluted common share for the third quarter of 2014, compared to net income of $29.2 million or $0.61 per diluted common share for the third quarter of 2013.

Revenue for the third quarter of 2014 was $191.2 million, compared to revenue of $184.4 million in third quarter of 2013.  The largest driver of the $6.8 million revenue increase was the recognition of interim revenue associated with the California Water Service Company (Cal Water) General Rate Case (GRC) decision on August 14, 2014. During the third quarter of 2014, the delayed GRC decision resulted in the recognition of $21.6 million of interim rate revenue which was partially offset by a $15.0 million decrease in adopted Water Rate Adjustment Mechanism (WRAM) and Modified Cost Balancing Account Mechanism (MCBA) revenue due to a 13% decrease in the adopted sales volume.  WRAM revenue also decreased due to the GRC decision which changed Cal Water’s revenue mix to increase fixed rate charge revenue and decrease quantity based revenue.   As a result of the authorized rate design changes in the new GRC, the Company expects to realize more of its annual revenue during the first and fourth quarters as compared to the prior GRC.

Total operating expenses for the third quarter of 2014 increased $1.8 million, or 1%, to $150.4 million.  Reduced expenses in water production, administrative and general, other operations, and property taxes were offset by increases in income taxes, maintenance, and depreciation expenses.  Water production expenses decreased $3.6 million, or 5%, to $67.0 million mostly due to a decrease in customer consumption during the third quarter of 2014.  Administrative & general and other operations expenses decreased $2.9 million, or 7%, to $39.5 million mostly due to a decrease in pension benefit and conservation program expenses. Cal Water’s water production, pension benefit, conservation program, and medical costs are subject to balancing account treatment so that changes in these costs are offset by revenue adjustments.   Income taxes increased $8.1 million, or 72%, to $19.2 million due to an increase in pre-tax operating income and a reduction in tax benefits during the third quarter of 2014.  Tax benefits were $2.3 million during the third quarter of 2014 compared to $4.1 million during the third quarter of 2013.  Maintenance expense increased $0.2 million, or 5%, to $4.8 million, while depreciation expense increased $0.1 million, or 1%, to $14.6 million.

Net other income was a loss of $0.2 million during the third quarter of 2014 compared to income of $0.5 million during the third quarter of 2013.  The $0.7 million decrease was primarily due to an increase in corporate development costs recognized during the third quarter of 2014.

Net interest expense decreased $0.2 million, or 3%, to $7.0 million due to a reduction in long-term debt.

On August 14, 2014, the California Public Utilities Commission adopted the proposed GRC settlement.  The decision authorizes Cal Water to increase rates by $45.3 million, or 9.2%, in 2014; and by $10.1 million, or 1.9%, in 2015; and $10.0 million, or 1.8%, in 2016 subject to the Commission’s escalation earnings test.  In addition, the decision authorizes Cal Water to invest $449.4 million in new capital throughout California over the three-year period from January 1, 2013 through December 31, 2015.  Included in the $449.4 million in water system infrastructure improvements is $128.7 million that would be recovered through the Commission’s advice letter procedure upon completion of qualified projects, which is estimated to provide an additional $19.0 million in revenue.

New rates, in association with the GRC, went into effect on customer bills on August 29, 2014.  On September 25, 2014, Cal Water filed an advice letter and received approval to begin recovering the interim rates receivable balance over up to 36 months.

“We are pleased with the operating results this quarter, which included the revenue increases authorized in the Cal Water GRC decision.  The decision clears the way for us to focus on infrastructure improvement and managing through the serious drought affecting California,” said President and Chief Executive Officer Martin A. Kropelnicki.

“The Commission’s decision upholds the hard work Cal Water and consumer groups went through to achieve settlement. It will bring ratepayer benefits not only from continued investment, but from strong conservation programs, low income assistance, and a revamped rate support mechanism for high cost areas. All of these programs make our continued drive for quality, service, and value that much more achievable,” Kropelnicki said.

All stockholders and interested investors are invited to listen to the earnings teleconference. The 2014 third quarter conference call may be accessed by dialing 1-888-505-4375 or 1-719-457-1512 and keying in ID# 1202555.  A replay of the call will be available from 2:00 p.m. ET on Thursday, Oct. 30, 2014 through Dec. 30, 2014, at 1-888-203-1112 or 1-719-457-0820, ID# 1202555. The call, which will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President, Chief Financial Officer Thomas F. Smegal, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; changes in accounting treatment for regulated companies, including adoption of International Financial Reporting Standards, if required; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; litigation that may result in damages or costs not recoverable from third parties; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather and climate on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; our ability to attract and retain qualified employees; labor relations matters as we negotiate with the unions; federal health care law changes that could result in increases to Company health care costs and additional income tax expenses in future years; changes in federal and state income tax regulations and treatment of such by regulatory commissions; implementation of new information technology systems; changes in operations that result in an impairment to acquisition goodwill; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; general economic conditions, including changes in customer growth patterns and our ability to collect billed revenue from customers; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Attachments (2).

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	September 30,	December 31,
	2014	2013
ASSETS
Utility plant:
Utility plant	$2,306,427	$2,213,328
Less accumulated depreciation and amortization	(745,742)	(697,497)
Net utility plant	1,560,685	1,515,831

Current assets:
Cash and cash equivalents	29,485	27,506
Receivables:
Customers	37,070	31,468
Regulatory balancing accounts	45,073	30,887
Other	15,759	18,700
Unbilled revenue	29,489	17,034
Materials and supplies at weighted average cost	5,912	5,571
Taxes, prepaid expenses and other assets	14,490	8,324
Total current assets	177,278	139,490

Other assets:
Regulatory assets	277,476	251,681
Goodwill	2,615	2,615
Other assets	51,026	50,238
Total other assets	331,117	304,534
	$2,069,080	$1,959,855

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$478	$477
Additional paid-in capital	329,840	328,364
Retained earnings	291,964	269,915
Total common stockholders’ equity	622,282	598,756
Long-term debt, less current maturities	422,825	426,142
Total capitalization	1,045,107	1,024,898

Current liabilities:
Current maturities of long-term debt	6,619	7,908
Short-term borrowings	61,715	46,815
Accounts payable	71,867	55,087
Regulatory balancing accounts	6,791	1,827
Accrued interest	9,748	4,245
Accrued expenses and other liabilities	58,674	50,702
Total current liabilities	215,414	166,584

Unamortized investment tax credits	2,106	2,106
Deferred income taxes, net	210,357	183,245
Pension and postretirement benefits other than pensions	153,085	145,451
Regulatory and other liabilities	91,713	86,455
Advances for construction	182,172	183,393
Contributions in aid of construction	169,126	167,723
	$2,069,080	$1,959,855

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	September 30,	September 30,
	2014	2013

Operating revenue	$191,184	$184,404

Operating expenses:
Operations:
Water production costs	66,980	70,614
Administrative and general	23,765	24,670
Other operations	15,692	17,657
Maintenance	4,800	4,575
Depreciation and amortization	14,648	14,505
Income taxes	19,233	11,165
Property and other taxes	5,232	5,414
Total operating expenses	150,350	148,600

Net operating income	40,834	35,804

Other income and expenses:
Non-regulated revenue	4,409	3,649
Non-regulated expenses, net	(4,812)	(2,825)
Income tax benefit (expense) on other income and expenses	169	(330)
Net other (loss) income	(234)	494

Interest expense:
Interest expense	7,221	7,687
Less: capitalized interest	(271)	(540)
Net interest expense	6,950	7,147

Net income	$33,650	$29,151

Earnings per share
Basic	$0.70	$0.61
Diluted	$0.70	$0.61
Weighted average shares outstanding
Basic	47,803	47,737
Diluted	47,840	47,770
Dividends declared per share of common stock	$0.1625	$0.1600

For the Nine-Months ended:

	September 30,	September 30,
	2014	2013

Operating revenue	$460,115	$450,403

Operating expenses:
Operations:
Water production costs	174,297	171,956
Administrative and general	72,702	73,106
Other operations	48,072	50,332
Maintenance	14,793	12,896
Depreciation and amortization	46,788	43,625
Income taxes	22,584	19,567
Property and other taxes	15,601	16,564
Total operating expenses	394,837	388,046

Net operating income	65,278	62,357

Other income and expenses:
Non-regulated revenue	12,163	10,386
Non-regulated expenses, net	(11,184)	(8,482)
Income tax (expense) on other income and expenses	(391)	(765)
Net other income	588	1,139

Interest expense:
Interest expense	21,373	23,527
Less: capitalized interest	(851)	(1,619)
Net interest expense	20,522	21,908

Net income	$45,344	$41,588

Earnings per share
Basic	$0.95	$0.91
Diluted	$0.95	$0.90
Weighted average shares outstanding
Basic	47,787	45,927
Diluted	47,825	45,957
Dividends declared per share of common stock	$0.4875	$0.4800